Exhibit 99.1

Simplicity Esports Appoints Former Travelzoo Director Beatrice Tarka as Chairperson

Mrs. Tarka brings a wealth of public company corporate governance knowledge, technology, and big data experience to Simplicity Esports.

Boca Raton, Florida — April 29, 2022 (GLOBE NEWSWIRE) — The Board of Directors of Simplicity Esports and Gaming Company (OTCQB:WINR) (“Simplicity Esports”) has appointed technology executive Beatrice Tarka Chairperson of the Board of Directors. Mrs. Tarka brings nearly three decades of business experience with big data, artificial intelligence, and gaming, including in connection with her service from 2015 to 2022 as a member of the Board of Directors for Travelzoo (NASDAQ:TZOO)

Roman Franklin, CEO of Simplicity Esports, stated, “I am thrilled to work with such an accomplished and experienced executive as Beatrice. She brings us much needed technology expertise and relationships that will lead us in developing our growing customer database of over 400,000 gamers.”

“I look forward to working with Beatrice, as I remain a member of the Board of Directors,” said Jed Kaplan, outgoing Chairperson of Simplicity Esports. “She is a great addition to the team and will be an integral part of our corporate governance efforts as we continue moving forward with our open application for listing on Nasdaq,” Mr. Kaplan continued.

“I am excited to accept the appointment as Chairperson of Simplicity Esports. Our retail esports and gaming center footprint, the largest in the country, gives us the opportunity to reach gamers through brick-and-mortar locations across 13 states. The addition of recurring online play from home tournaments will allow us to engage gamers across the world through a global ecosystem. The ecosystem, the database of customers, and the growth in interest in esports and gaming makes for a compelling value proposition for selling marketing activations to corporate partners that desire to reach this sought-after demographic. I look forward to developing and executing a holistic strategy that integrates big data principles into these wonderful esports and gaming assets,” said Beatrice Tarka, incoming Chairperson of Simplicity Esports.

About Simplicity Esports and Gaming Company:

Simplicity Esports and Gaming Company (WINR) owns 17 esports gaming centers, and is the franchisor for 13 esports gaming centers that give the public an opportunity to experience gaming and esports in competitive and casual social settings, regardless of skill or experience. Simplicity Esports utilizes the gaming PCs at its esports centers to mine cryptocurrency during idle hours. Simplicity Esports also owns a Riot Games League of Legends franchise and top Brazilian esports organization, Flamengo Esports. Simplicity and Flamengo branded teams compete in popular games such as League of Legends®, FreeFire®, Wild Rift®, and Heroes of the Storm®. Simplicity Esports also organizes and hosts various in-person events and play from home, online tournaments.

FreeFire®, Heroes of the Storm®, League of Legends®, and Wild Rift® are registered trademarks of their respective owners.

Forward-Looking Statements:

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond Simplicity Esports’ control, including those set forth in the Risk Factors section of Simplicity Esports’ Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on August 30, 2021 and our subsequent SEC filings, as amended or updated from time to time. Copies of Simplicity Esports’ filings with the SEC are available on the SEC’s website at www.sec.gov. Simplicity Esports undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Simplicity Esports Contact:

Roman Franklin
Chief Executive Officer
Roman@SimplicityEsports.com
855-345-9467